Exhibit 99.1

NEWS RELEASE

[Aeroflex Logo]

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:

Investor Inquiries:

Leonard Borow

President and Chief Operating Officer

(516) 694-6700

AEROFLEX DECLARES VERITAS PROPOSAL SUPERIOR; GIVES NOTICE THAT IT IS PREPARED TO TERMINATE THE MERGER AGREEMENT WITH AFFILIATES OF GENERAL ATLANTIC AND FRANCISCO PARTNERS

PLAINVIEW, NEW YORK, May 22, 2007 – Aeroflex Incorporated (Nasdaq: ARXX) announced today that its Board of Directors has determined, in accordance with the terms of the merger agreement with affiliates of General Atlantic and Francisco Partners, that the revised proposal received from Veritas Capital, pursuant to which Aeroflex's stockholders would receive $14.50 per share in cash, constitutes a superior proposal. In making this determination, the Board was assisted by Bear, Stearns & Co. Inc. and Banc of America Securities LLC, its financial advisors, and by Skadden, Arps, Slate, Meagher & Flom LLP, its outside legal counsel.

The Board today has given written notice to an affiliate of General Atlantic and Francisco Partners that it is prepared to terminate the merger agreement to enter into an agreement with respect to the superior proposal received from Veritas Capital. As a result, Aeroflex will be entitled to terminate the merger agreement if such affiliate of General Atlantic and Francisco Partners does not make, within three business days following the receipt of such notice, a binding, written and complete proposal that would cause the proposal received from Veritas Capital to no longer constitute a superior proposal. In the event of a termination of the merger agreement by Aeroflex, General Atlantic and Francisco Partners will be entitled to a $15 million fee from Aeroflex, plus the payment of General Atlantic's and Francisco Partners' expenses up to $7.5 million. As discussed in Aeroflex's Form 8-K dated May 14, 2007, General Atlantic and Francisco Partners have contested the Board's determination that Veritas Capital is an "excluded party," and may claim to be entitled to a $30 million fee from Aeroflex, plus the payment of General Atlantic's and Francisco Partners' expenses up to $7.5 million, in the event of a termination of the Merger Agreement by Aeroflex.

About Aeroflex

Aeroflex Incorporated (Nasdaq: ARXX) is a global provider of high technology solutions to the aerospace, defense, cellular and broadband communications markets. The Company’s diverse technologies allow it to design, develop, manufacture and market a broad range of test, measurement and microelectronic products. The Company’s common stock trades on the Nasdaq National Market System under the symbol ARXX and is included in the SAP Small Cap 600 index. Additional information concerning Aeroflex Incorporated can be found on the Company’s Web site: www.aeroflex.com.

Forward Looking Statements

This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in Aeroflex’s filings with the SEC. Specifically, Aeroflex makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. In addition to the risks and uncertainties set forth in Aeroflex’s SEC reports or periodic reports, the proposed transaction mentioned in this release could be affected by, among other things, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that may be instituted against Aeroflex and others related to the merger agreement; failure to obtain stockholder approval or any other failure to satisfy other conditions required to complete the merger, including required regulatory approvals; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the amount of the costs, fees, expenses and charges related to the merger and the execution of certain financings that will be obtained to consummate the merger; and the impact of the substantial indebtedness incurred to finance the consummation of the merger.

Additional Information and Where to Find It

Additional information is set forth in Aeroflex's definitive proxy statement, filed with the SEC on April 26, 2007 and furnished to Aeroflex's stockholders. STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT DISTRIBUTED TO STOCKHOLDERS BECAUSE IT CONTAINS IMPORTANT INFORMATION. Aeroflex’s stockholders are able to obtain, without charge, a copy of the proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Aeroflex's stockholders are also able to obtain, without charge, a copy of the proxy statement and other relevant documents by directing a request by mail or telephone to the Corporate Secretary, Aeroflex Incorporated, 35 South Service Road, P.O. Box 6022, Plainview, New York 11803, telephone: (516) 694-6700, or from Aeroflex's website, http://www.aeroflex.com.